Regus

Office Agreement

This agreement provides the key information you need to move ahead with your office. You can accept the agreement by clicking the blue button at the bottom of the page, **or alternatively if you have any questions or need any assistance then please call our helpline on +1-855-400-3575**

Agreement Date : July 28, 2021 **Confirmation No : OPP-2713090**

Business Center Details

NY, New York - 41 Madison Avenue

Address	41 Madison Avenue 25th and 31st Floors New York New York 10010 United States of America

Client Details

Company Name	George Chanson (NY) Corp.
Contact Name	Cheng Chen
Address *	188 E 76th St. PHA
City *	New York
County/ State/ Province/ Municipality *	New York
Post Code *	10021
Country *	United States of Ame

Office Payment Details (exc. tax and exc. services)

Office Number	Price per Person per Day	Discount on Initial Term	Discounted Price per Person per Day	x People	Discounted Price per Office per Day
2528	$ 28.77	39.407 %	$ 17.43	3	$ 52.29
2529	$ 28.71	39.407 %	$ 17.39	6	$ 104.36
2542	$ 42.60	39.407 %	$ 25.81	1	$ 25.81

Total Average Monthly Price per Person per Month	**$ 547.40**
Total Monthly Price	**$ 5,474.00**

Service Provision :	**Start Date**	August 1, 2021

- Invoices/Fees are charged on a monthly basis which is calculated based on a 30-day month
- All agreements end on the last calendar day of the month.
- A refundable service retainer equivalent to 2 x the monthly office fee will be payable in two instalments, the first payment will be invoiced immediately and the second payment will be invoiced on the 3rd invoice, unless the agreement has been terminated prior.

Comments:

* Back to Work: Waive Activation Fee
Customer is not required to pay the standard Activation fee for their office(s).

* Month-to-Month Agreement

Terms and Conditions

We are Regus Management Group, LLC, referred to in the terms and conditions as "We", "Us", "Our". The Company Name listed above will be referred to in the terms and conditions as "You", "Your". This Agreement incorporates Our terms of business set out on attached Terms and Conditions, attached House Rules and Service Price Guide (where available), which You confirm You have read and understood. We both agree to comply with those terms and our obligations as set out in them. This agreement is binding from the agreement date and may not be terminated once it is made, except in accordance with its terms. Note that the Agreement does not come to an end automatically. See "Automatic Renewal" section of Your terms and conditions for the notice terms if You wish to end your agreement.

AGREEMENT TO ARBITRATE; CLASS ACTION WAIVER: Any dispute or claim relating in any way to this agreement shall be resolved by binding arbitration administered by the American Arbitration Association in accord with its Commercial Arbitration Rules (available at www.adr.org), except that You or We may assert claims in small claims court and You and We may pursue court actions to remove You, or prevent Your removal, from the Center if You do not leave when this agreement terminates. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this agreement. The arbitrator shall not conduct arbitration as a class or representative action. You and We acknowledge that this agreement is a transaction in interstate commerce governed by the Federal Arbitration Act. You and We agree to waive any right to pursue any dispute relating to this agreement in any class, private attorney general, or other representative action.

☑ **I accept the terms and conditions**

PDF Download the terms and conditions

PDF Download the house rules

Confirm by typing your name in the box below

Name : Cheng Chen on behalf of George Chanson (NY) Corp.	**Signed on July 29, 2021**
I confirm these details are correct to the best of my knowledge	

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If you need assistance call our Helpline on +1-855-400-3575

Regus